Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of Park-Ohio Holdings Corp. and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 29, 2012